Exhibit 99.1

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix, Inc. Reports 2008 Results
     LAS VEGAS, NEVADA, February 25, 2009 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced financial results for 2008.
     “RMI’s financial results for 2008 primarily reflected the weakness in residential construction in the metropolitan areas of Las Vegas, Nevada and Phoenix, Arizona that persisted throughout the year and reduced demand for our ready mix concrete products. Non-residential construction, which typically lags residential construction by a year or more and had held up relatively well through the third quarter, also began to show signs of weakness in the fourth quarter. We have reduced costs wherever possible, including reductions in personnel and capital spending, while maintaining our ability to provide excellent service for our customers and protect our market share. While the timing of the recovery is uncertain, we believe RMI is well-positioned for renewed growth when market conditions improve,” said Chief Executive Officer Bradley Larson.
Twelve Months Results
     For the twelve months ended December 31, 2008, revenue decreased 21.5% to $60.7 million, compared to revenue of $77.4 million for 2007. Cubic yards of concrete sold decreased 16.4% for 2008 compared to 2007, while average unit sales price decreased 6.8%.
     Gross profit decreased to $0.1 million, compared to gross profit of $6.2 million for 2007.
     General and administrative expenses were $4.6 million for 2008, essentially unchanged compared to 2007.
     The net loss for 2008 was $2.95 million, or $0.77 per basic and diluted share. This compares to net income for 2007 of $1.36 million, or $0.36 per basic and diluted share.
Fourth Quarter Results
     For the three months ended December 31, 2008, revenue decreased 25.4% to $11.5 million, compared to revenue of $15.4 million for the fourth quarter of 2007. Cubic yards of concrete sold decreased 20.3% for the fourth quarter of 2008 compared to the same period of 2007, while average unit sales price decreased 4.7%.
     Gross loss for the fourth quarter of 2008 was $0.2 million. This compares to gross profit of $0.6 million for the fourth quarter of 2007.
     The net loss for the fourth quarter of 2008 was $1.2 million, or $0.32 per basic and diluted share. This compares to a net loss for the fourth quarter of 2007 of $0.2 million, or $0.05 per basic and diluted share.
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4602 East Thomas Road • Phoenix, Arizona 85018 • (602) 957-2722 • Fax (602) 522-1911

Ready Mix, Inc. Reports 2008 Results
February 25, 2009
Page Two
Balance Sheet Highlights
     At December 31, 2008, Ready Mix, Inc. reported working capital of approximately $9.6 million, including cash and cash equivalents of $4.2 million, a current ratio of approximately 2.7, and total stockholders’ equity of $26.4 million, or $6.94 per outstanding share. At December 31, 2007, Ready Mix, Inc. reported working capital of approximately $11.8 million, including cash and cash equivalents of $9.2 million, a current ratio of approximately 2.5, and total stockholders’ equity of $29.2 million, or $7.67 per outstanding share.
Conference Call
     Ready Mix, Inc. has scheduled a conference call today at 11:00 a.m. EST. To participate in the call, dial (212) 231-2903 and ask for the Ready Mix conference call, reservation #21414950. A simultaneous webcast of the conference call may be accessed online at the Investor Information link of www.readymixinc.com. A replay will be available after 1:00 p.m. EST at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21414950 after 1:00 p.m. EST.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates four ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. RMI also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008, and other subsequent filings by the Company with the Securities and Exchange Commission.
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READY MIX, INC.
STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)
Revenue:
Revenue	$11,467,007	$15,099,879	$60,150,696	$75,620,128
Revenue — related parties	20,690	306,402	550,364	1,744,544

Total revenue	11,487,697	15,406,281	60,701,060	77,364,672

Cost of revenue	11,727,528	14,824,781	60,637,366	71,210,190

Gross profit (loss)	(239,831)	581,500	63,694	6,154,482

General and administrative expenses	1,502,671	1,110,117	4,631,061	4,574,463

Income (loss) from operations	(1,742,502)	(528,617)	(4,567,367)	1,580,019

Other income (expense):
Interest income	17,716	101,101	153,550	385,353
Interest expense	(25,396)	(27,937)	(107,379)	(137,533)
Other income	57,759	55,270	132,632	283,470

	50,079	128,434	178,803	531,290

Income (loss) before income taxes	(1,692,423)	(400,183)	(4,388,564)	2,111,309

Income tax benefit (expense)	468,388	201,532	1,438,999	(756,107)

Net income (loss)	$(1,224,035)	$(198,651)	$(2,949,565)	$1,355,202

Net income (loss) per common share
Basic	$(0.32)	$(0.05)	$(0.77)	$0.36

Diluted	$(0.32)	$(0.05)	$(0.77)	$0.36

Weighted average common shares outstanding
Basic	3,809,500	3,809,500	3,809,500	3,808,337

Diluted	3,809,500	3,809,500	3,809,500	3,817,009

READY MIX, INC.
BALANCE SHEETS

	December 31,
	2008	2007
Assets:

Current assets:
Cash and cash equivalents	$4,204,280	$9,157,868
Accounts receivable, net	6,751,769	7,892,523
Inventory	1,411,761	1,151,926
Prepaid expenses	1,189,598	1,156,086
Income tax receivable	1,026,133	—
Due from affiliate	—	37,859
Deferred tax asset	696,892	359,396

Total current assets	15,280,433	19,755,658

Property and equipment, net	23,988,688	26,347,234
Refundable deposits	108,079	176,188

Total assets	$39,377,200	$46,279,080

Liabilities and Stockholders’ Equity:

Current liabilities:
Accounts payable	$2,329,620	$3,888,856
Accrued liabilities	966,058	2,023,403
Notes payable	2,204,706	2,019,192
Obligations under capital leases	—	4,634
Due to affiliate	177,825	—
Income tax payable	—	11,738

Total current liabilities	5,678,209	7,947,823

Notes payable, less current portion	6,041,731	7,821,295
Deferred tax liability	1,216,100	1,290,823

Total liabilities	12,936,040	17,059,941

Commitments and contingencies

Stockholders’ equity:
Preferred stock — $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $0.001 par value; 15,000,000, shares authorized 3,809,500 issued and outstanding	3,810	3,810
Additional paid-in capital	18,362,557	18,190,971
Retained earnings	8,074,793	11,024,358

Total stockholders’ equity	26,441,160	29,219,139

Total liabilities and stockholders’ equity	$39,377,200	$46,279,080